Exhibit 10.2

AMENDMENT NUMBER ONE
TO

DISTRIBUTION AGREEMENT
BETWEEN
FREECAST, INC. AND TELEBRANDS CORP.

THIS AMENDMENT NUMBER ONE TO DISTRIBUTON AGREEMENT is entered into as of June 13, 2014 by and between FREECAST, INC., a Florida corporation (the “Company”), and TELEBRANDS CORP., a New Jersey corporation (“Telebrands”).

RECITAL:

The Company and Telebrands entered into a Distribution Agreement dated October 15, 2012 (the “Distribution Agreement”) and have agreed to amend certain provisions of the Distribution Agreement as is set forth in this Amendment Number One to Distribution Agreement (the “Amendment”).

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the parties agree as follows:

1.           Capitalized terms used in this Amendment and not otherwise defined shall have the respective meanings set forth in the Distribution Agreement.

2.           The following Recital E is added to the Recitals section of the Distribution Agreement as follows:

“E.          Each of the parties desires that the Company market, promote, sell and distribute the Licensed Software via the internet (“Access to Online Services”) in accordance with the provisions of this Agreement.”

3.           The definition of “Device” set forth in Article I of the Distribution is deleted in its entirety and the following is inserted in its place:

““Device” means (i) a single retail-ready package containing one copy of the Licensed Software in object code format stored on a USB device, packaging and/or other items as may be mutually determined by the Company and Telebrands or (ii) a single retail-ready package containing one copy of the Licensed Software in object code format stored on a card, a cable or similar peripheral device, packaging and/or other items as may be mutually determined by the Company and Telebrands.”

4.           The definition of “Net Sales” set forth in Article I of the Distribution Agreement is deleted in its entirety and the following is inserted in its place:

““Net Sales” means the invoice price charged for any good or service, but excluding shipping and handling charges and any applicable sales taxes, less:

(i)         all returns, refunds, rebates, credits and allowances actually made or allowed to an End User or other customer;

(ii)        customary cash and trade discounts;

(iii)       losses incurred due to credit card chargebacks, bad checks and C.O.D. rejections; and

(iv)       all costs and expenses of merchant processing services related to sales of the Devices, including without limitation fraud prevention services, and losses incurred due to credit card chargebacks, bad or rejected electronic payments and bank rejections.”

5.           The second sentence of Section 3.1 of the Distribution Agreement is deleted in its entirety and the following sentence is inserted in its place:

“The Company shall not directly or indirectly market or sell access to the Online Services, other than pursuant to the provisions of Article XV.”

6.           Section 3.2(a) of the Distribution Agreement is deleted in its entirety and the following is inserted in its place:

“(a)        to market, sell and distribute the Devices directly or indirectly to potential End Users, whether through the use of the telephone, direct response mail, the internet (subject to the provisions of Section 4.2(c) and Article XV) or retail outlets; and”

7.           The following Section 4.2(c) is added to the Distribution Agreement as follows:

“(c)       Telebrands shall not market, promote, solicit or take orders for, sell or distribute the Devices via the internet, other than (i) on the websites, www.Telebrands.com, www.RabbitTV.com, www.Amazon.com and www.eBay.com, and (ii) on the websites of customers of Telebands which sell the Devices in retail outlets. Telebrands acknowledges and agrees that, except as set forth in the immediately preceding sentence, the marketing, promotion, solicitation of orders for, sale and distribution of Access to Online Services is the sole responsibility of the Company pursuant to the provisions of Article XV.”

2

8.           The following sentence is added to the end of Section 5.2 of the Distribution Agreement:

“Any amount paid by the Company to Telebrands for any calendar month pursuant to this Section 5.2 shall be deemed to constitute the Company’s contribution to the RabbitTV media budget for commercials and infomercials managed by Telebrands.”

9.           The following Section 6.5(k) is added to the Distribution Agreement:

“(k)        The Warrants remain issued and outstanding as of the date of this Agreement. Notwithstanding anything to the contrary set forth in the Warrants or this Agreement, the Warrants may not be exercised by Telebrands at any time prior to July 16, 2016 or such earlier date as William A. Mobley, Jr. may exercise any warrants to purchase shares of Common Stock previously granted to him by the Company. The provisions of the immediately preceding sentence constitute a modification of each of the Warrants in accordance with the provisions of Section 1.1 of each of them.”

10.         Section 7.1 of the Distribution Agreement is deleted in its entirety and the following is inserted in its place:

“7.1       Telebrands Marks. Telebrands is the sole owner of all of the Telebrands and RabbitTV names, trade names, trademarks, service marks and copyrights (collectively, “Telebrands Marks”). Telebrands grants to the Company a non-exclusive right and license to use all of the Telebrands Marks (a) on the Portal, (b) in printed and online advertising, publicity, directories, newsletters, and updates describing the Portal, the Devices or Access to Online Services, (c) in connection with all activities of the Company contemplated by Article XV, (d) in all filings made by the Company with securities regulators, including without limitation the Securities and Exchange Commission, and (e) in applications reasonably necessary and ancillary to the foregoing.”

11.         Section 7.2 of the Distribution Agreement is deleted in its entirety and the following is inserted in its place:

“7.2       Domain Names. Telebrands is the sole owner of certain domain names, including without limitation www.RabbitTV.com, utilized by the Company (collectively, the “Domain Narnes”). Telebrands grants to the Company the non-exclusive right and license to use the Domain Names in connection with all activities of the Company contemplated by this Agreement, including without limitation those contemplated by Article XV.”

3

12.          Section 9.3(b) of the Distribution Agreement is deleted in its entirety and the following is inserted in its place:

“(b)        Except as otherwise provided in Section 9.3(a), a party shall fail to perform or breach or default in any of its obligations under this Agreement and such failure to perform. breach or default is not cured within sixty days after receipt of notice from the another party thereof;”

13.          Section 9.5 of the Distribution Agreement is deleted in its entirety and the following is inserted in its place:

“9.5        Termination.

(a)          Upon the occurrence of a Sales Shortfall, either party shall have the right to terminate the provisions of Articles II through IV, Sections 9.1 through 9.5, Article X, Article XII and Article XV of this Agreement upon the delivery of written notice thereof to the other party, but all of the other provisions of this Agreement shall remain in full force and effect for an indefinite period.

(b)        Upon the occurrence of a Termination Event, the non-defaulting party shall have the right to terminate the provisions of Articles II through IV, Sections 9.1 through 9.5, Article X, Article XII and Article XV of this Agreement upon the delivery of written notice thereof to the other party, but all of the other provisions of this Agreement shall remain in full force and effect for an indefinite period.”

14.          Section 9.6(a) of the Distribution Agreement is deleted in its entirety and the following is inserted in its place:

“(a)        Subsequent to any termination pursuant to Section 9.5, the Company may, but shall not be required to, continue to operate its business, renew Persons who were End Users on the date of any such termination, and make sales of goods and services to Persons who were End Users on the date of any such termination-Subsequent to any termination pursuant to Section 9.5, the Company shall, for the Post-Termination Period, pay to Telebrands, on a monthly basis, an amount equal to thirty percent (30%) of the Company’s share of revenues for which funds have been actually received by the Company for (a) renewals of Persons who were End Users on the date of any such termination and (b) sales of goods and services by third party vendors to Persons who were End Users on the date of any such termination. The term “Post-Termination Period” means a period of time equal to the period commencing on October 15, 2012 and ending on the date of termination of this Agreement pursuant to Section 9.5.”

4

15.          The following Article XV is added to the end of the Distribution Agreement:

“ARTICLE XV

Access to Online Services

15.1        Marketing of Access to Online Services.

(a)          The Company shall use commercially reasonable efforts to market, promote, solicit orders for, sell and distribute Access to Online Services directly or indirectly to potential End Users in the Territory.

(b)          In marketing and distributing Access to Online Services, the Company shall:

(i)         conduct business in a manner that reflects favorably at all times on the Online Services and the Telebrands Marks, including the RabbitTV brand, and the good name, goodwill and reputation of the Company, Telebrands and its their respective Affiliates;

(ii)        avoid deceptive, misleading or unethical practices that are or might be detrimental to the Online Services, the Company or the public, including without limitation disparagement of the Online Services or the Company;

(iii)       not publish or use any misleading or deceptive advertising material; or

(iv)       make any representations with respect to the Online Services that are contrary to or inconsistent with any statements published by the Company, including without limitation any warranties or disclaimers contained in such statements.

(c)          The Company shall comply with all applicable international, national, regional and local laws and regulations with regard to its marketing, sales, distribution and other activities under this Agreement, including any applicable import and export laws and regulations. The Company shall obtain all necessary permits, licenses, registrations, and approvals needed in connection with the exportation, marketing, sale and distribution of Access to Online Services. The Company shall not export or re-export any Access to Online Services in any form in violation of the export or import laws of the United States of America or any foreign jurisdiction.

(d)          For Access to Online Services which the Company is aware are being delivered to an agency or instrumentality of the United States of America, the Company shall identify the Access to Online Services and any related information as “commercial computer software” and “commercial computer software documentation” and, as specified in FAR 12.212 or DFARS 227.7202, and their successors, as applicable, shall restrict the United States government’s rights to use, reproduce or disclose such Access to Online Services in accordance with the terms and conditions of the End User License.

5

15.2       Orders, Sales and Fulfillment. The Company shall be solely responsible for all orders and sales, collection of payment and fulfillment of orders for Access to Online Services.

15.3       Costs and Expenses. The costs and expenses of providing the services described in this Article XV shall be borne solely by the Company.

15.4       Payments.

(a)          On the fifteenth day of each calendar month, the Company shall pay to Telebrands, by wire or electronic funds transfer, an amount equal to the greater of (i) (A) the number of units of Access to Online Services sold by the Company having a one year period of use by the End User during the immediately preceding calendar month for which funds have been collected, multiplied by (B) Seventy-Five Cents ($0.75) (the “Base Payment”) or (ii) fifty percent (50%) of the Company’s Net Profits derived from sales of Access to Online Services during the immediately preceding calendar month and for which funds have actually been received.

(b)           For purposes of this Section 15.4, the term “Net Profits” means, for a given calendar month, the aggregate invoice prices collected by the Company for Access to Online Services, but excluding any applicable sales taxes, less the Expenses incurred.

(c)           For purposes of this Section 15.4, the term “Expenses” means, for a given calendar month, the aggregate of the following:

(i)        all costs and expenses of sales technologies for third party distributors or affiliates software development, software programming and design technologies directly or indirectly related to orders for and sales of Access to Online Services and marketing and advertising of Access to Online Services;

(ii)        all returns, refunds, rebates, credits and allowances actually made or allowed to End Users or to third party distributors or affiliates for Access to Online Services;

(iii)      all commissions and other amounts actually paid or allowed to third party distributors or affiliates in connection with sales of Access to Online Services;

(iv)       all costs and expenses of marketing and advertising Access to Online Services to End Users and to third party distributors or affiliates;

6

(v)          all costs and expenses of merchant processing services related to sales of Access to Online Services, including without limitation fraud prevention services, and losses incurred due to credit card chargebacks, bad or rejected electronic payments and bank rejections; and

(vi)        all third party distributor or affiliate programs, search and optimization and advertising network/DFP Google or other publisher platform personnel and overhead costs and expenses directly or indirectly related to marketing and advertising Access to Online Services and orders for and sales of Access to Online Services.

(d)          Any amount in excess of the Base Payment paid. by the Company to Telebrands for any calendar month shall be deemed to constitute the Company’s contribution to the RabbitTV media budget for commercials and infomercials managed by Telebrands.

15.5        Sales Reports. The Company shall provide Telebrands with monthly reports of sales of Access to Online Services and Net Profits.

15.6        Continued Marketing, Advertising and Promotion; Warrants.

(a)          Neither Telebrands nor the Company shall terminate this Agreement pursuant to the provisions of Section 9.5(a) unless the party desiring to terminate this Agreement first consults with the other party regarding reducing, replacing or terminating efforts to market, advertise, promote, distribute and sell the Devices in retail-ready packages through retail outlets.

(b)          If Telebrands and the Company mutually agree that it is in their mutual best interests to reduce or terminate efforts to market, advertise, promote, distribute and sell the Devices in retail-ready packages through retail outlets, then:

(i)        Telebrands shall continue to market, advertise and promote Access to Online Services through television commercials and infomericals in a manner to be mutually agreed by Telebrands and the Company; and

(ii)       all television commercial and infomercial marketing shall simply re-direct potential End Users to the website, www.RabbitTV.com, rather than to retail vendors or outlets.

(c)          If Telebrands and the Company mutually agree to re-direct potential End-Users to the website, www.RabbitTV.com, rather than to retail vendors or outlets, as is contemplated by Section 15.6(b)(ii), then all sales of Access to Online Services which were so re-directed by Telebrands to the website, www.RabbitTV.com, shall be counted toward the obligations of Telebrands set forth in Section 9.2 and the opportunity for Warrants held be Telebrands to become exercisable set forth in Section 6.2.”

7

16.          Except as specifically modified, amended or supplemented by this Amendment, the Distribution Agreement shall be unaffected by this Amendment and shall remain in full force and effect.

17.          If and to the extent that any conflict may exist or arise between any provision of this Amendment and any provision of the Distribution Agreement, then, to the fullest extent permitted by law, the provision of this Amendment shall be controlling and shall take precedence over the provision of the Distribution Agreement.

IN WITNESS WHEREOF, the Company and Telebrands have executed this Amendment Number One to Distribution Agreement as of the date first written above.

FREECAST, INC.		TELEBRANDS CORP.

By:		By:
	William A. Mobley, Jr.		Bala Iyer
	Chairman of the Board and		Executive Vice-President
Chief Executive Officer

8